HOHN ENGINEERING, PLLC 2708 1st Avenue North, Suite 200 Billings, MT 59101 Tel 406-655-3381 Fax 406-655-3383 Email: hohneng@hohneng.com

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the use of the name Hohn Engineering, PLLC and of references to Hohn Engineering, PLLC and to the inclusion of and references to our report, or information contained therein, dated February 16, 2015, prepared for FX Energy in the FX Energy, Inc., annual report on Form 10-K for the year ended 31st December 2014, and the incorporation by reference to the report prepared by Hohn Engineering, PLLC, into FX Energy, Inc.'s previously filed registration statements listed below:

Form	SEC File No.	Effective Date

S-3	333-182288	August 1, 2012
S-8	333-176973	September 23, 2011

HOHN ENGINEERING, PLLC /s/ Thomas K. Hohn Thomas K. Hohn Registered Professional Petroleum Engineer March 16, 2015